UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

International Paper Company

(Exact name of registrant as specified in its charter)

New York	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee 38197

(Address of Principal Executive Offices, and Zip-Code)

Registrant’s telephone number, including area code: (901) 419-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 per share par value	IP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

The information in Item 7.01 of this Report, including the exhibit, is being furnished pursuant to Item 7.01 of Form 8-K and General Instruction B.2 thereunder. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 1.01.	Entry into a Material Definitive Agreement.

On February 12, 2021, International Paper Company (the “Company”) and its subsidiaries, International Paper Investments (Luxembourg) S.A.R.L. (the “Seller”) and International Paper (Poland) Holdings SP. z.o.o. entered into a share purchase agreement (the “Purchase Agreement”) relating to International Paper (Poland) Holdings SP. z.o.o. (“Target”) with Mayr-Melnhof Cartonboard International GmbH (“Purchaser”) and Mayr-Melnhof Karton AG (“Guarantor”). Pursuant to the terms and conditions of the Purchase Agreement the Seller will sell, directly or indirectly, 100% of International Paper- Kwidzyn sp. Z.o.o (the “Transaction”). The purchase price is approximately €670 million (approximately $812 million) (the “Purchase Price”) in cash, subject to adjustment for net debt and net working capital at the closing of the Transaction.

Each party’s obligation to consummate the Transaction is subject to certain closing conditions as set out in the Purchase Agreement, including the receipt of certain regulatory approvals.

The Purchase Agreement contains customary warranties, indemnities and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. Further, the Company guarantees the performance of the obligations of Seller under the Purchase Agreement on the terms set forth therein.

The Purchase Agreement also includes certain termination rights, including by either Seller or Purchaser if the Transaction is not consummated on or before December 31, 2021, subject to a six-month extension if the conditions to the closing of the Transaction relating to regulatory approvals have not been satisfied or all conditions to the closing of the Transaction have been satisfied or waived on such date but Closing does not take place. The Purchase Agreement provides that, in connection with the termination of the Transaction Agreement by Seller under certain circumstances, including as a result of the Purchaser’s failure to obtain regulatory approvals, Seller will be entitled to receive a termination fee of 3% of the Purchase Price.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021.

Item 7.01.	Regulation FD Disclosure.

On February 12, 2021, the Company issued a press release announcing the Transaction described above under Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 8.01.	Other Events.

The Company previously announced in April 2020 that it had indefinitely suspended repurchases of its common stock. The Company announced today that repurchases may resume subject to market conditions and other factors. As of December 31, 2020, approximately $1.73 billion aggregate amount of shares of the Company’s common stock remained authorized for purchase under the Company’s stock repurchase program approved on September 10, 2013, and increased twice on July 8, 2014 and October 9, 2018. As previously announced, repurchases under the program may be made through open market transactions (including block trades), privately negotiated transactions or otherwise from time to time at management’s discretion in accordance with applicable legal requirements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of International Paper Company dated February 12, 2021 relating to the transaction.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY

Date: February 12, 2021	By:	/s/ Sharon R. Ryan
	Name:	Sharon R. Ryan
	Title:	Senior Vice President, General Counsel & Corporate Secretary